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                                                                      EXHIBIT 10

               SUMMARY OF THE 1995 NONQUALIFIED STOCK OPTION PLAN

        (EXCERPT FROM PROXY STATEMENT DISTRIBUTED IN CONNECTION WITH THE COMPANY'S ANNUAL MEETING OF SHAREHOLDERS ON MAY 3, 1995 -- "SHAREHOLDER
                             PROPOSALS -- ITEM 2")

     The Plan will be administered by the Compensation Committee. The number of shares to be reserved for issuance under the Plan is 500,000 and may not be increased without shareholder approval, except for adjustment to protect against dilution in the event of changes in the capitalization of the Company. All options granted pursuant to the Plan will be nonqualified options. The option price of the shares for each option granted under the Plan will be not less than the fair market value of the Common Stock at the time the option is granted. For purposes of the Plan, fair market value shall be the closing price of the Common Stock on the date of grant. The term of options granted shall not exceed ten years, and the options are not transferable except by will or through the laws of inheritance. Options shall be exercised during an optionee's lifetime only by such optionee. The Plan provides that on the business day following each Annual Meeting, each Director who is neither an officer nor an employee of the Company or its subsidiaries (an "Independent Director") shall be granted an option to acquire 2,500 shares of the Company's Common Stock (the "Independent Director Provision"). Options granted under the Independent Director Provision shall be exercisable immediately and up until and including the business day immediately proceeding the tenth anniversary of the date on which the option is granted. In the event the Independent Director ceases to be a Director of the Company for any reason, the option granted will terminate one year after the Director ceases to be a Director of the Company. The Plan further provides that each officer of the Company or its subsidiaries and each Division Manager of Carolina Freight Carriers Corporation who purchases shares of Company's Common Stock (other than purchases from the Company pursuant to the exercise of options or similar rights) will be entitled to receive from the Company an option to purchase the same number of shares up to a limit of 5,000 per calendar year (the "Matching Provision"). An option granted under the Matching Provision becomes vested one year following the date of the grant of the option. If prior to such vesting date, the grantee of an option under the Matching Provision ceases to own a portion of the shares resulting in the options under the Matching Provision, then a corresponding portion of such option granted shall terminate and be forfeited. In the event the employment of the option grantee terminates for any reason, the option granted under the Matching Provision shall be exercisable by the grantee or his or her successor in interest only during the one year period immediately following the date of termination of employment.

     In addition, the Plan provides that the Compensation Committee may select option recipients and the amount and other terms of options to be granted under the Plan from time to time in accordance with the provisions of the Plan (the "Compensation Committee Provision"). Options granted under the Compensation Committee Provision shall vest in 25% increments annually beginning the date that is one year following the date of grant of the option. No option granted under the Compensation Committee Provision may be exercised prior to two years from the date of grant of such option, and no such option shall be exercisable more than ten years from the date of grant. Upon termination of employment for any reason, any nonvested portion of an option granted under the Compensation Committee Provision shall be forfeited.

     Under the Compensation Committee Provision, in the event an optionee's employment terminates by reason of death, retirement (as defined in the Plan), permanent and total disability (as determined generally pursuant to the long-term disability plan applicable to such optionee), or under such other circumstances as may be determined by the Compensation Committee, the vested portion of such optionee's options shall be exercisable for a period of one year thereafter. Under the Compensation Committee Provision, in the event of termination of an optionee's employment for any other reason, all of such optionee's options shall terminate, and shall no longer be exercisable, as of the date of termination of employment.

     The Plan provides that upon certain mergers or other reorganizations to which the Company or any subsidiary is a party that involves an exchange or conversion or other adjustment of the Common Stock, each optionee shall be entitled upon the exercise of his options to receive the number and class of securities or other
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property to which such optionee would have been entitled in the reorganization if such optionee had exercised his option prior to such reorganization.

     The Plan also provides that options granted thereunder will become immediately exercisable in full (subject to any appropriate adjustments in the number of shares subject to the option and the option price), regardless of their terms, upon the occurrence of certain events relating to a change in control of the Company. Such events include (i) the adoption of a plan of merger or consolidation of the Company with any other corporation as result of which the holders of the voting capital stock of the Company as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation, (ii) the approval by the Board of Directors of the Company of an agreement providing for the sale or transfer (other than as security for obligations of the Company) of substantially all the assets of the Company, or
(iii) in the absence of a prior expression of approval by the Board of Directors of the Company, the acquisition of more than 20% of the Company's voting capital stock by any person within the meaning of Section 13(d)(3) of the Act. Such options shall remain exercisable for the remaining term of such option.

     Payment in full of the option price for options exercised by an optionee must be made at the time of exercise of the option. The option price may be paid
(i) in cash or by certified check, (ii) by a broker-dealer to whom the optionee has submitted an exercise notice, (iii) by delivery of shares of Common Stock already owned by, and in the possession of, the optionee, (iv) by surrender of options then exercisable by the optionee valued at the excess of the aggregate fair market value of the Common Stock subject to such options on the date of exercise over the aggregate option exercise price of such Common Stock; (v) by having the Company withhold such number of shares of Common Stock otherwise issuable upon exercise of such option having an aggregate fair market value on the date of exercise equal to the exercise price of the option; (vi) by such other method as the Compensation Committee shall allow, or (vii) any combination thereof in the discretion of the Compensation Committee. Payment of the option price by delivery of shares of Common Stock would result in the transaction being treated under the Code as a Section 1036 exchange with the participant receiving a carry-over basis in the new shares and gain or loss being deferred until the disposition of the new shares, provided that the applicable holding period requirements are met with respect to the shares of Common Stock surrendered upon exercise of the options.

     Except as otherwise indicated below, the Board of Directors may terminate, suspend or amend the Plan at any time as deemed advisable. However, the Plan is intended to meet the requirements of Rule 16b-3 under the Act, which requires shareholder approval for certain material amendments. Furthermore, the Board of Directors cannot amend the Plan to (i) increase the number of shares that may be issued pursuant to options under the Plan, or (ii) permit the grant of options to the members of the committee administering the Plan. Finally, in no event shall the Board of Directors or the Compensation Committee authorize an adjustment in the exercise price of, or the number of shares subject to, an outstanding option under the Plan.

     For federal income tax purposes, the grant of non-qualified options under the Plan will not result in any income being taxed to the optionee at the time of the grant or in any tax deduction for the Company at such time. At the time a non-qualified option is exercised under the Plan, the optionee will be treated as having received ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired as of the date of exercise over the option price paid. The Company will be allowed a deduction for federal income tax purposes equal to the amount of ordinary income attributable to the optionee upon exercise. The optionee's holding period for the shares of Common Stock acquired will commence on the date of exercise, and the tax basis of the shares will be the greater of their fair market value at the time of exercise or the option price.